First Trust Specialty Finance and Financial Opportunities Fund

January 26, 2024

Dear Shareholder:

I am writing to ask you to vote on an important proposal for First Trust Specialty Finance and Financial Opportunities Fund (the “Fund”) to consider the proposed reorganization of the Fund with and into abrdn Total Dynamic Dividend Fund (the “Reorganization”). The Reorganization will be considered at a special meeting of shareholders of the Fund on February 20, 2024. Please vote in favor of the Reorganization using the Fund’s WHITE proxy card. The Board of Trustees of the Fund (the “Board”) has unanimously recommended that shareholders vote “FOR” the approval of the Reorganization.

I also want to inform you that the Board opposes a related proxy solicitation by Saba Capital Management, L.P. (“Saba”), an activist closed-end fund investor, which seeks to solicit votes in opposition of the Reorganization. Your Fund’s Board urges you NOT to sign any GOLD proxy cards sent to you by Saba. Saba was not a shareholder of record prior to the announcement of the Reorganization, yet is soliciting the Fund’s shareholders for this important matter. Saba is not eligible to vote at the special meeting of shareholders relating to the Reorganization and its solicitation is solely an attempt to further its own interests. Please discard any proxy card received other than your Fund’s WHITE proxy card.

Please vote your shares by following the instructions on your Fund’s WHITE proxy card; voting takes just a few minutes. Regardless of the number of shares you own it is important that your shares be represented at the meeting by voting your proxy.

I ask that you vote all WHITE proxy cards you receive and discard any GOLD proxy cards you may receive.

If you have any questions, please contact our proxy solicitor, EQ Fund Solutions LLC, at (866) 796-7172 weekdays from 9:00 a.m. to 10:00 p.m. Eastern Time.

Thank you for your continued support.

Sincerely,

First Trust Specialty Finance and Financial Opportunities Fund

_/s/ James A. Bowen

James A. Bowen

Chairman of the Board